Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Neal Fuller Senior Vice President/Chief Financial Officer 206-269-8500 investor@sbxhi.com

SeaBright Holdings Reports Second Quarter and Six Month 2012 Results

Seattle, WA – August 7, 2012 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter and six months ended June 30, 2012.

For the second quarter of 2012, the Company recorded net income of $1.4 million or $0.06 per diluted share compared to a net loss of $15.7 million or $0.74 per diluted share for the same period in 2011.  Total revenue for the quarter was $64.3 million versus $69.0 million in the year-earlier period.  For the second quarter of 2012, net premiums earned were $56.6 million compared to $62.1 million for the same period in 2011.  Net realized gains totaled $2.1 million in the second quarter of 2012 compared to $0.1 million recorded in the same period in 2011.  Net realized gains in 2012 resulted from the sale of investment securities in order to realize a portion of the Company’s tax loss carry forwards and to reduce exposure to interest rate risk.

For the six months ended June 30, 2012, the Company recorded net income of $9.5 million or $0.43 per diluted share compared to a net loss of $15.8 million or $0.75 per diluted share for the same period in 2011.  Total revenue for the six months was $137.6 million versus $132.8 million in the year-earlier period.  For the first six months of 2012, net premiums earned were $115.7 million compared to $118.8 million for the same period in 2011.  Net realized gains were $10.1 million during the first six months of 2012 compared to $0.4 million recorded in the same period last year.

"Our second quarter results reflect sustained progress on our return to profitability”, said John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer. “Net loss reserves remained stable in the quarter and workers’ compensation rates continue to rise.  We are sustaining meaningful price increases and are also achieving greater diversification of our book of business by industry and region."

The net loss ratio for the second quarter of 2012 was 76.1% compared to 116.5% for the same period in 2011.  During the second quarter of 2012, on a pre-tax basis, the Company recognized a net decrease of $1.0 million in prior years’ loss reserve estimates compared to a net increase of $27.1 million recorded in the same period last year.  The current accident year estimated net loss ratio for the second quarter of 2012 was 65.0% in 2012, compared to 62.5% for the same period in 2011.

Total underwriting, acquisition and insurance expenses for the second quarter 2012 were $16.7 million compared to $19.1 million for the same period in 2011. The net underwriting expense ratio for the second quarter of 2012 was 29.5% compared to 30.8% in the same period in 2011.

The net combined ratio for the second quarter of 2012 was 105.6% compared to 147.3% for the same period in 2011.

Net investment income for the second quarter of 2012 was $4.4 million compared to $5.3 million for the same period in 2011.

The net loss ratio for the first six months of 2012 was 74.5% compared to 97.0% for the same period in 2011.  During the six months of 2012, on a pre-tax basis, the Company recognized a net decrease of $1.0 million in prior years’ loss reserve estimates compared to a net increase of $28.4 million recorded in the same period last year. The net underwriting expense ratio for the first six months of 2012 was 29.1% compared to 32.1% in the same period in 2011.

At June 30, 2012, SeaBright had approximately 1,400 customers compared to approximately 1,600 at June 30, 2011. Customer count in the Company’s core business decreased by approximately 240 year-over-year, while customer count in the program business increased by approximately 60 year-over-year. Average premium size at June 30, 2012 was $297,000 in the core business compared to $249,000 at June 30, 2011 and was $93,000 compared to $105,000 at June 30, 2011 in the program business.

At June 30, 2012, the Company had $699.7 million in fixed income securities, of which none were rated below investment grade, with an average credit quality of AA-.

About SeaBright Holdings, Inc.
SeaBright Holdings, Inc. is a holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers' compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers, licensed program managers and its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.

Conference Call
The Company will host a conference call on Tuesday, August 7, 2012 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Neal A. Fuller, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://sbxhi.com/investors.html. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 800-967-7138 (domestic) or 719-457-2662 (international), (Passcode: 2193143). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available from August 7, 2012 at 6:30 p.m. ET through August 14, 2012 at 6:30 p.m. ET, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 2193143).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology.  In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves, the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2011 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 5, 2012, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

# # #

Set forth in the tables below are unaudited summary results of operations for the three and six months ended June 30, 2012 and 2011 as well as selected balance sheet data as of June 30, 2012 and December 31, 2011.  Prior year numbers have been adjusted to reflect the adoption on January 1, 2012 of a new accounting standard concerning the accounting for costs associated with acquiring or renewing insurance contracts.  The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before August 9, 2012.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2012	December 31, 2011
		(As adjusted)
	(in thousands, except share and per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$699,672	$700,346
Cash and cash equivalents	50,452	28,503
Premiums receivable, net of allowance	14,428	18,332
Deferred premiums	147,394	142,486
Reinsurance recoverables	107,459	94,173
Federal income tax recoverable	6,112	12,823
Deferred income taxes, net	23,874	21,681
Deferred policy acquisition costs, net	14,513	14,844
Goodwill	2,794	2,794
Other assets	34,727	38,314
Total assets	$1,101,425	$1,074,296

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$527,086	$518,044
Unearned premiums	138,061	130,300
Reinsurance funds withheld and balances payable	7,664	7,079
Premiums payable	6,487	6,351
Accrued expenses and other liabilities	56,509	51,553
Surplus notes	12,000	12,000
Total liabilities	747,807	725,327

Commitments and contingencies

Series A Preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,436,562 shares at June 30, 2012 and 22,327,749 shares at December 31, 2011	224	223
Paid-in capital	215,038	213,746
Accumulated other comprehensive income	19,386	23,269
Retained earnings	118,970	111,731
Total stockholders’ equity	353,618	348,969
Total liabilities and stockholders’ equity	$1,101,425	$1,074,296

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
		(As adjusted)		(As adjusted)
	(in thousands, except share and earnings (loss) per share information)
Revenue: (1)
Premiums earned	$56,628	$62,088	$115,717	$118,818
Claims service income	222	303	526	636
Net investment income	4,426	5,297	9,449	10,672
Net realized gains	2,089	109	10,062	407
Other income	952	1,230	1,884	2,294
	64,317	69,027	137,638	132,827
Losses and expenses:
Loss and loss adjustment expenses	43,293	72,657	86,679	115,923
Underwriting, acquisition and insurance expenses	16,726	19,127	33,644	38,104
Interest expense	136	129	272	259
Other expenses	2,593	2,077	4,425	4,047
	62,748	93,990	125,020	158,333
Income (loss) before taxes	1,569	(24,963)	12,618	(25,506)

Income tax expense (benefit)	188	(9,281)	3,142	(9,706)
Net income (loss)	1,381	(15,682)	9,476	(15,800)

Other comprehensive income (loss):
Increase in net unrealized gains on investment securities available for sale	5,857	10,905	4,061	9,586
Less: Reclassification adjustment for net realized gains recorded into income	(2,089)	(109)	(10,062)	(407)
Income tax expense (benefit) related to items of other comprehensive income	(1,330)	(3,854)	2,118	(3,277)
Other comprehensive income (loss)	2,438	6,942	(3,883)	5,902
Comprehensive income (loss)	$3,819	$(8,740)	$5,593	$(9,898)

Basic earnings (loss) per share	$0.06	$(0.74)	$0.45	$(0.75)
Diluted earnings (loss) per share	$0.06	$(0.74)	$0.43	$(0.75)

Weighted average basic shares outstanding	21,385,599	21,174,768	21,281,179	21,063,407
Weighted average diluted shares outstanding	21,879,164	21,174,768	21,833,600	21,063,407

Net loss ratio (2)	76.1%	116.5%	74.5%	97.0%
Net underwriting expense ratio (3)	29.5%	30.8%	29.1%	32.1%
Net combined ratio (4)	105.6%	147.3%	103.6%	129.1%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Gross premiums written	$66,902	$67,822	$133,619	$137,348
Net premiums written	63,610	58,043	123,868	117,625

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.